Pricing Supplement dated December 14, 2006 (To Prospectus dated November 16, 2006 and Prospectus Supplement dated November 16, 2006)	Rule 424(b)(2) File No. 333-138755 Cusip No.88319QK93

Textron Financial Corporation

Medium-Term Notes, Series F

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series F-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $25,000,000	Initial Interest Rate: to be determined*

Agent's Discount or Commission: $0	Original Issue Date: December 21, 2006

Net Proceeds to Issuer: $25,000,000	Stated Maturity Date: December 21, 2008

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered:	Maximum Aggregate Offering Price (1):	Amount of Registration Fee
Medium-Term Notes, Series F due December 21, 2008	$ 25,000,000.00	$2,675.00
TOTAL		$2,675.00
___________
(1) Excludes accrued interest, if any.

Interest Category

☐ Regular Floating Rate Note
☒ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: December 21, 2007 Fixed Interest Rate: 5.05%
☐ Inverse Floating Rate Note ☐ Fixed Interest Rate: %

Interest Rate Basis or Bases:

☐	CD Rate	☐ Federal Funds Rate	☐ Prime Rate
☐	CMT Rate	☒ LIBOR	☐ Other (see attached)
☐	Commercial Paper Rate	☐ Treasury Rate

If LIBOR:

☐	LIBOR Reuters Page:
☒	LIBOR Telerate Page: 3750

LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page:
☐	Telerate Page 7051
☐	Telerate Page 7052
	☐	Weekly Average
	☐	Monthly Average

Spread (+/-): +10 bps	Maximum Interest Rate: %
Spread Multiplier: N/A	Minimum Interest Rate: %
Index Maturity: 3 month
Initial Interest Reset Date: March 21, 2007

Interest Reset Dates: Quarterly, on the 21st day of March, June, September and December from December 21, 2006 through and including September 21, 2007 for the floating rate period, and on the Fixed Rate Commencement Date for the fixed rate period.

Interest Payment Dates: Quarterly, on the 21st day of March, June, September and December.

Interest Determination Dates: Two London business days prior to each Interest Reset Date from December 21, 2006 through and including September 21, 2007.

Regular Record Date(s): The fifteenth day, whether or not a business day, immediately preceding the related interest payment date.

Calculation Agent (if other than U.S. Bank National Association):

Day Count Convention:

☒	Actual/360 for the period from December 21, 2006 to December 21, 2008 (modified following business day, adjusted)
☐	Actual/Actual for the period from to
☐	30/360 for the period from to

Redemption:

☐	The Notes cannot be redeemed prior to the Stated Maturity Date.
☒	The Notes can be redeemed prior to Stated Maturity Date. See Other Provisions
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒	The Notes cannot be repaid prior to the Stated Maturity Date.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price:	%

Total Amount of OID:

Yield to Maturity:	%

Initial Accrual Period OID:

2

Agent:

☐	Merrill Lynch, Pierce, Fenner & Smith Incorporated	☐	HSBC Securities (USA) Inc.
☐	Banc of America Securities LLC	☐	J.P. Morgan Securities Inc.
☐	Barclays Capital Inc.	☐	Tokyo-Mitsubishi International plc
☐	Citigroup Global Markets Inc.	☐	UBS Securities LLC
☐	Credit Suisse First Boston LLC	☐	Wachovia Securities Inc.
☒	Deutsche Bank Securities Inc.	☐	Other:

Agent acting in the capacity as indicated below:

☒	Agent	☐	Principal

If as Principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐	The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

* Initial Interest Rate will be set on December 21, 2006 as determined 2 London business days prior.

Initial Redemption Date:	December 21, 2007, with 10 calendar days notice

Initial Redemption Percentage: 100.000%

Subsequent Redemption Dates: none

Subsequent Redemption Percentage:

Terms are not completed for certain items above because such items are not applicable.

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